Form F-4

                                 (Amendment # 1)

        Quarterly Report Under Section 13 of the Securities Exchange Act
                     of 1934 For Quarter Ended June 30, 1997

                    FDIC Insurance Certificate Number 33368-9

                               Carolina State Bank

                                 North Carolina

                                   56-1679239

                             316 S. Lafayette Street
                             Shelby, North Carolina
                                      28150

                                 (704) 480-4444

Indicate by check mark whether the Bank (1) has filed all reports required to be filed by section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                        Yes    [ X ]    No    [  ]


1,662,192 Shares of Common Stock, Par Value $4.50 Per Share
Outstanding as of June 30, 1997

                               CAROLINA STATE BANK

                        CONSOLIDATED STATEMENTS OF INCOME

                                   THREE MONTHS ENDED      SIX MONTHS ENDED
                                            UNAUDITED             UNAUDITED

                                   JUNE 30    JUNE 30    JUNE 30    JUNE 30
                                      1997       1996       1997       1996
INTEREST INCOME
Interest and fees on loans      $2,504,367 $2,119,689 $4,814,697 $4,144,582
 Interest on securities:
  U.S. Treasury                    422,090    375,406    815,528    770,993
  States and political subdiv       13,854          0     15,028          0
  Other                              9,829      7,539     20,920     12,835
Interest on federal funds sold      11,997     29,222     69,500     55,829
Interest on interest bearing
  deposits in banks                      0       (455)       297        603
                                 ---------  ---------  ---------  ---------
Total interest income            2,962,137  2,531,401  5,735,970  4,984,842
                                 ---------  ---------  ---------  ---------

INTEREST EXPENSE
Interest on certificates of deposit
    over $100,000                  315,577    210,944    604,681    398,751
Interest on other deposits       1,167,825  1,057,208  2,317,414  2,132,365
Other interest                      97,505     75,116    188,048    127,894
                                 ---------  ---------  ---------  ---------
Total interest expense           1,580,907  1,343,268  3,110,143  2,659,010
                                 ---------  ---------  ---------  ---------

Net interest income              1,381,230  1,188,133  2,625,827  2,325,832

Provision for loan losses          182,239    125,000    331,492    256,000
                                 ---------  ---------  ---------  ---------

Net interest income after provision
    for loan losses              1,198,991  1,063,133  2,294,335  2,069,832

OTHER OPERATING INCOME
Service charge on deposit accounts 173,552    155,210    315,536    297,199
Other service charges               69,192     68,515    133,282    127,240
Other income                        62,730     56,189    113,467     93,680
                                  --------  ---------  ---------  ---------
Total other operating income       305,474    279,914    562,285    518,119
                                  --------  ---------  ---------  ---------

OTHER OPERATING EXPENSES
Salaries and employee benefits     417,623    381,398    863,037    811,261
Net occupancy expenses              72,161     56,910    150,993    111,431
Equipment expenses                  70,180     46,062    131,970    107,532
Other expenses                     380,251    293,626    736,538    565,793
                                 ---------  ---------  ---------  ---------
Total other operating expenses     940,215    777,996  1,882,538  1,596,017
                                 ---------  ---------  ---------  ---------

Income before taxes                564,250    565,051    974,082    991,934
Income taxes                       202,877    206,138    350,000    356,538
                                 ---------  --------- ----------  ---------
NET INCOME                      $  361,373 $  358,913 $  624,082 $  635,396
                                 =========  =========  =========  =========

PRIMARY INCOME PER SHARE DATA:

Net income                      $      .23 $      .22 $      .39 $      .40
Average common equivalent share  1,601,456  1,598,733  1,599,520  1,598,733


INCOME PER SHARE ASSUMING FULL DILUTION:

Net income                      $      .22 $      .22 $      .39 $      .40
                                ========== ========== ========== ==========
Average common equivalent shares 1,614,460  1,602,460  1,615,779  1,600,756


See accompanying notes to consolidated financial statements.

                               CAROLINA STATE BANK

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

     The provision for loan losses for the three months ended June 30, 1997 was $182,239, compared to $125,000 for the three months ended June 30, 1996. The provision for loan losses for the six months ended June 30, 1997 was $331,492 compared to $256,000 for the six months ended June 30, 1996. The increase in the provision was attributable to an increase in net charge-offs during 1997 as compared to 1996. During 1997, net charge-offs increased to approximately $246,000 compared to net charge-offs of approximately $179,000 for 1996. At June 30, 1997 and December 31, 1996, the allowance for loan losses as a percentage of gross loans was 1.45% and 1.46%, respectively. Management continues to perform a quarterly analysis of the allowance for loan losses. Based on this review, management believes the allowance to be adequate.



                                            JUNE 30,         JUNE 30,
         (DOLLARS IN THOUSANDS)               1997             1996
       ----------------------------------------------------------------
       Beginning balance                    $1,400            $1,200
         Add:
           Provision charged to operation      331               256
                                            -------           ------
                                             1,731             1,456
                                            -------           ------
         Less:
           Loan charge-offs                    299               200
             Less loan recoveries               53                21
                                            -------           ------
               Net loan charge-offs            246               179
                                            -------           ------
         Ending balance                     $1,485            $1,277
                                            =======           ======

     Total problem assets at June 30,1997 were $327,000 or .32% of gross loans, compared to $355,000 or .37% at December 31, 1996. The components of nonperforming and problem assets are presented in the table below:

                                            JUNE 30,       DECEMBER 31,
         (DOLLARS IN THOUSANDS)               1997            1996
         --------------------------------------------------------------
         Non accrual loans                  $  503            $  291
         Other real estate                       0                 0
                                            -------           ------
           Total non-performing assets         503               291
         Loans 90 days or more
           past due and still accruing          13                64
                                            -------           ------
         Total problem assets               $  516            $  355
                                            =======           ======

                               CAROLINA STATE BANK

                                   SIGNATURES




Under the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




CAROLINA STATE BANK



DATE:  September 12, 1997      BY: /s/ Robert J. Jurek
                                        Robert J. Jurek
                                     Senior Vice President